Exhibit 99.1

Equity Research and Market Intelligence

China Carbon announces the retention of KCCW Accountancy Corp as its new SEC auditor

INNER MONGOLIA, CHINA– China Carbon Graphite Group, Inc. (OTC.BB: CHGI) (“China Carbon”), one of China’s leading wholesale suppliers of fine grain and high purity graphite, and the Nation’s top overall producer of carbon and graphite products, announced today that it has retained KCCW Accountancy Corp. as its new auditor.

On March 31, 2013, the Company dismissed its independent registered public accounting firm, BDO China Dahua CPA Co., Ltd. (“BDO China Dahua”). The decision to change firms was approved by the Board of Directors of the Company and KCCW Accountancy Corp. was selected to conduct the audit of the company’s financial statements on March 31, 2013.

“We have enjoyed a very positive relationship with BDO China Dahua and are grateful for their excellent work.” said Donghai Yu, CEO of the company. “We are also pleased to announce our engagement with KCCW, a significant step in the continued, overall progress of China Carbon Graphite Group. In the course of our review of several independent auditing firms, we were impressed with the services and capabilities offered by KCCW and look forward to working with them. ”

About China Carbon Graphite Group, Inc.
China Carbon Graphite Group, Inc. (OTC.BB: CHGI), through its affiliate, Xingyong Carbon Co., Ltd., manufactures graphite and carbon based products in China. The company is the largest wholesale supplier of fine-grain and high-purity graphite in China and one of the nation's top overall producers of carbon and graphite products. Fine grain graphite is widely used in smelting for colored metals and rare earth metal smelting as well as the manufacture of molds. High purity graphite is used in metallurgy, mechanical industry, aviation, electronic, atomic energy, chemical industry, food industry and a variety of other fields. In September 2007, the Company was approved and designated by the Ministry of Science & Technology as a "National Hi-tech Enterprise," a distinction that the Company still holds. Of the more than 400 carbon graphite producers in China, China Carbon is the only non-state-owned company to receive this honor. For more information, please visit www.chinacarboninc.com .

About KCCW Accountancy Corp.
KCCW Certified Public Accountants is an emerging and innovative public accounting and consulting firm located in Southern California.  We dedicate ourselves to providing multi-dimensional services with distinct high quality audit, advisory, tax, and accounting services to U.S. domestic and international public and private enterprises.  Our firm is registered with the Public Company Accounting Oversight Board (PCAOB), and our professionals possess extensive experiences and capabilities of servicing the U.S. SEC registrants to help accomplish their quarterly, annually, and various compliance objectives.  It is our mission to become the most trustworthy business partner of our clients, and generate synergistic impact for them to evolve successfully at the global reach in the dynamic business environment. Our firm provides outstanding service to our clients because of our dedication to the three underlying principles of professionalism, responsiveness and quality.

Investor Contact:
Renee A. Volaric, Director
RB Milestone Group LLC
(212) 661-0075 x 113
rvolaric@rbmilestone.com